Exhibit 20.2
Reference Translation
ARTICLES OF ASSOCIATIONS
OF
CHINACAST CO. LTD.

Chapter I. GENERAL PROVISIONS

Article 1	In accordance with the Company Law (the “Company Law”) of the People’s Republic of China (the “PRC”) and other relevant laws and regulations, Shenzhen Zhongxun Teng Investment Development Co. Ltd. and Beijing COL Network Technology Co., Ltd. have agreed to Tibet Tiantai Investment Management Co., Ltd. investing in the registered capital of ChinaCast Co. Ltd. These Articles of Association (the “Articles”) are formulated in accordance with the investment contract entered into among the parties mentioned above in March 1999.

Article 2	The shareholders:

Party A: Beijing COL Network Technology Co., Ltd
Address: B48 Bai Shi Qiao Road, Haidian District, Beijing

Legal representative: Du Wei

Party B: Tibet Tiantai Investment Management Co., Ltd.
Address: 36 Se La Road, Lhasa

Legal representative: Shi Yuqing

Party C: Shenzhen Zhongxun Teng Investment Development Co. Ltd.
Address: Rm 1506, Hai Yan Building, Jia Bin Road, Luo Hu District, Shenzhen

Legal Representative: Lv Ruifeng

Article 3	The name of the Company: ChinaCast Co. Ltd (hereinafter referred to as the “Company”)
The address of the Company: Oriental International Scientific Plaza 25-26th Floor, 58 XiangCheng Road, Lu Jia Zhui, Shanghai.

Article 4	The Company shall be a limited liability company. The shareholders shall be liable to the Company to the extent and up to the amount of the capital investment. The Company shall be liable for all of its the debts with its own assets.

Article 5	The shareholders, as contributors of the capital, shall have the right, in accordance with their share of the capital, to any profit distribution, to decide on material matters, and to employ the management. The Company shall have legal person status in the PRC and, with the civil rights and obligations, have the ownership right of all the assets as invested by the shareholders.

Article 6	The Company may invest in other limited cooperation, provided the total amount of investment shall be less than fifty percent of the Company’s net asset. Any capital appreciation as a result of the profit of the company invested shall not be included in the calculation of total amount of investment mentioned above.

Article 7	All the business of the Company shall comply with law, and subject to the monitoring of the government and general public.

The legitimate right of the Company shall also be protected by the laws.
Chapter II. OBJECTIVES AND BUSINESS SCOPE

Article 8	The objectives of the Company shall be: to apply advanced satellite communication technology to provide efficient, fast and reliable telecommunication services, to promote the Industrial development of the telecommunication market in China and achieve satisfactory social and economic results.

Article 9	The scope of the business of the Company shall be: to design, develop, manufacture, provide and sell electronic products, computer products, satellite communication service, communication equipments and network products; to provide electronic commerce service; to provide system integration service; to engage in the development of software and the establishment of communication network; to provide national VSAT communication services; and to engage in the installation, testing, and maintenance of VSAT hubs and remote stations.
Chapter III. REGISTERED CAPITAL OF THE COMPANY, CAPITAL INVESTMENT OF THE SHAREHOLDERS

Article 10	The Company registered capital shall be RMB 200 million:
Party A’s contribution: RMB 59.6 million, 29.8% of the registered capital;
Party B’s contribution: RMB 140 million, 70% of the registered capital;
Party C’s contribution: RMB 400,000, 0.2% of the registered capital.

Article 11	The mode of the shareholders’ investment:
Party A: cash;
Party B: cash;
Party C: cash;

Article 12	Shareholders shall settle their investment contribution before April 28th, 1999, by way of depositing or transferring money into the bank account of the Company.

Article 13	The whole and part of the capital can be transferred among shareholders. For transfers to parties other than existing shareholders, more than fifty percent of all the shareholders (based on shareholdings) shall be required to pass the resolution. Those shareholders who object to such transfers should acquire the capital injection amount of the transferor. If they do not agree to acquire the shares, it will be taken as agreement to the transfer. Other shareholders shall also have the right of first refusal to acquire the shares.

Article 14	After the establishment of the Company, the Company shall issue an investment certificate, which shall bear an imprint of the official chop of the Company, to the shareholders.
Chapter IV. RIGHTS AND OBLIGATIONS OF SHAREHOLDRES

Article 15	Shareholders shall have the following rights:
(a)	Enter its name, address, capital contribution amount, and the serial number of its investment certificate into the register of shareholders of the Company.

(b)	Attend and appoint proxies to attend shareholders meetings and Board meeting and vote on resolutions according to their shareholdings.

(c)	Enquire on the operation and financial status of the Company and to review minutes and financial reports.

(d)	Receive dividend in accordance with shareholdings and have the first right of refusal to participate in capital enlargement.

(e)	Have the right to enter the transferee’s name, address, capital contribution amount into the register of shareholders of the Company after a legitimate transfer.

Shareholders shall have the following obligations:

(a)	Settle their capital investment commitments in full.

(b)	Liable to the Company’s debt in accordance with its ratio of capital investment;

(a)	Other related obligations set out in the Articles.
Chapter V. THE BOARD OF SHAREHOLDERS

Article 17	The board of shareholders, which comprises all shareholders, shall be the supreme governing body of the Company.

Article 18	The board of shareholders shall have the following powers and responsibilities:
(a)	Determining the Company’ s development and investment plan;

(b)	Electing, removing, and determining the remuneration of the directors;

(c)	Electing, removing and determining the remuneration of the management supervisors;

(d)	Reviewing and approving the report of Board of the Directors;

(e)	Reviewing and approving the report of the management supervisors;

(f)	Reviewing and approving the annual finance budget;

(g)	Reviewing and approving the distributions of the profit and plans for recovery of the losses;

(h)	Resolving on the increase and reduction of the registered capital;

(i)	Resolving on the issuance of Company bonds;

(j)	Resolving on the transfer of capital investment to non-sharheolders;

(k)	Resolving on any matters arising regarding merger, spin-off, reorganization, bankruptcy, dissolution, and liquidation of the Company;

(l)	Amendment of the Articles;

(m)	Other material affairs.

Article 19	For ordinary resolutions, more than two thirds of the votes is required to pass the resolution. The following resolutions shall also require approval by more than two thirds of the shareholders: increase or reduction of the registered capital; merger, spin-off, bankruptcy, liquidation or dissolution; reorganization; amendment of the Articles.

Article 20	Voting on resolutions shall be based on the proportion of capital held by each shareholder.

Article 21	Shareholder meeting shall be convened annually, before 25th, December every year. Shareholders representing more than 25% of the capital or directors and management supervisors with more than one third of the voting rights can convene an ad hoc shareholder meeting.
Shareholder meeting shall be convened by the Board of directors and shall be chaired by the chairman of the Board.. Should the Chairman be unable to discharge his duties as chairman for special reasons, he may appoint the vice-chairman or a director to chair the meeting.

Article 22	All shareholders should be notified fifteen days prior to the meeting. Minutes of the shareholders meeting and records of the resolutions passed shall be signed by all attending shareholders.
Chapter VI. BOARD OF DIRECTORS

Article 23	The Company shall establish the Board of directors. There shall be seven members in the Board of the directors, two of whom shall be nominated by Shareholder A and C, and the other five directors shall be nominated by Shareholder B. There shall be one Chairman of the Board of the directors, nominated by Party C. The term of each director shall be three years, which may be extended.

Article 24	The chairman of the Board of directors shall be the legal representative of the Company.

Article 25	The Board of directors, reporting to the board of shareholder, shall have the following powers and responsibilities:
(a)	Responsible for convening and chairing shareholders meeting, and report to the board of shareholders;

(b)	Carrying out shareholder resolutions;

(c)	Determining the Company’s operation plan and investment proposal;

(d)	Preparing the Company’s annual finance budget and final account;

(e)	Preparing the Company’s plans for distributing profit and recovering any prior losses;

(f)	Preparing plans for the increase and reduction of the Company registered capital;

(g)	Preparing plans for merger, spin-off, alteration of the Company structure, bankruptcy, dissolution, and liquidation;

(h)	Determining the Company management structure;

(i)	Employment and dismissal of the president and finance officer, employment and dismissal of the vice-president based on the recommendation of the president. Determine the remuneration packages of the above employees;

(j)	Formulating the general management system.

(k)	Proposing plans for amendment of the Articles;

(l)	Other rights and powers authorized by the board of the shareholders;

Article 26	The board of shareholders shall not dismiss any directors before the expiry of his term without any reason.

Article 27	The Board meeting shall be convened and chaired by the Chairman of the Board. Should the Chairman be unable to discharge his duties for special reasons, he may appoint the vice-chairman or other director to convene and chair the meeting. One third of the Board shall have the rights to convene a Board meeting.

Article 28	The quorum for a Board meeting shall be no less than one half of the directors. Any resolution passed at a Board meeting with less than quorum shall be invalid. All resolutions shall be deemed effective with the vote of more than 50% of the directors of the Board.
Should any directors be unable to attend the Board meeting for any reason, he may appoint, in writing, a proxy to attend it.

Article 29	All the directors shall be notified at least ten days prior to the meeting. Minutes of the Board meeting and records of the resolutions passed shall be signed by all attending directors.

Directors shall have the rights to record any of their reservation opinion regarding a resolution in the minute.
Chapter VII. BOARD OF THE SUPERVISORS

Article 30	The Company shall establish the board of supervisors. There shall be three supervisors, one nominated by Party A and the other two nominated by Party C. The chief supervisor shall be nominated by Party C and elected by the board of supervisors, Directors, president and financial officer cannot be a supervisor.

Article 31	The term for supervisors shall be three years, which may be extended.

Article 32	The supervisors shall have the following powers and responsibilities:
(a)	Inspecting the financial reocrd of the Company;

(b)	Monitoring if the directors, president and vice-president have violated any laws and regulations and the Articles;

(c)	Demanding the directors, president and vice-president to rectify should any of their behaviors cause damage to the Company;

(d)	Convening an ah hoc shareholder meeting.
     The chief supervisor may attend Board meetings.

Chapter VIII. MANAGEMENT STRUCTURE

Article 33	The Company shall establish the management structure, to deal with day-to-day operations. There shall be one president, nominated by the Chairman, and appointed and dismissed by the Board of the directors; there shall be one or more vice-presidents, nominated by the president, and appointed and dismissed by the Board. The term for the president and vice-presidents shall be three years, which may be extended.

Article 34	The president, reporting to the Board, shall have the following powers and responsibilities:
(a)	Day-to-day operation of the Company and implementing Board resolution.

(b)	Implementing the Company’s annual operation plans and investment plans;

(c)	Preparing plans of the Company’s management structure;

(d)	Preparing plans of the Company’s general management system;

(e)	Preparing plans of the Company’s policies;

(f)	Employment or dismissal of the Company’s vice-presidents;

(g)	Employment and dismissal of any management staff, other than those employed by the Board;

(h)	Other powers and responsibilities authorized by the Article and Board of the directors.
The president shall attend Board meeting.
The vice-presidents assist the president to perform his duties. Should the president be unable to perform his duties for any reason, he may appoint a vice-president to perform his duties provided that such period shall be less than six months, otherwise the president shall have to report to the Board first.

Article 35	The chairman of the Board, the vice-chairman, and the directors may be employed as the president, vice-presidents, and other senior management.
Chapter IX. LOYALTY ATICLES

Article 36	Directors, supervisors and president (in this article, shall include vice-presidents) shall abide by the Articles, be honest, never abuse of power for personal gains. Unless with the consent of the Board, they shall not take up other employments and cannot be engaged in any business similar to the business of the Company. Directors, supervisors, president shall not be engaged in any corruption or bribery and shall not misappropriate the Company’s property.

Article 37	Directors and president shall not misappropriate the Company’s fund or lend it to others. They shall not deposit the Company’s property under private name. They shall not pledge the Company’s property for personal purposes.

Article 38	Directors and president shall not sign contract or trade with the Company without the permission of the board of shareholders.

Article 39	Directors and president shall not reveal the Company’s secret.

Article 40	The president and other senior management officer shall submit to the Board in writing two months prior to their resignation.

Article 41	Directors, supervisors, president and other senior management officer shall be responsible for the lost of any operations, which violate to the laws or regulations or the Articles.
Chapter X. ACCOUNTING POLICY AND DISTRIBUTION FOR PROFIT

Article 42	The financial and accounting system of the Company shall be formulated in accordance with the relevant laws and regulations of the PRC.

Article 43	The Company shall prepare the annual financial and accounting report in the end of every fiscal year and engage a PRC registered accountant to carry out an audit, and submit to every shareholder and the authority within 10 days of the issue of audit report. The fiscal year of the Company shall be from January 1 to December 31 of each calendar year. The Company annual financial and accounting statements shall include:
(a)	the balance sheet;

(b)	the profit and lost statement;

(c)	the cashflow statement;

(d)	the notes to financial statements;

(e)	the profit distribution table.

Article 44	The Company may, depending on practical requirements, establish an internal audit department.

Article 45	Prior to distribution of profit after tax, the Company shall make allocations for the Company legal reserve fund (10% of profit), the employee bonus and welfare fund (5% to 10% of profit). When the legal reserve fund reaches fifty percent of the registered capital, the Company shall not be obligated to allocate any further profit to legal reserve fund

Article 46	The Company may not distribute profits until the losses of the previous fiscal year have been recouped.

Article 47	After making allocations for the Company legal reserve fund, the Company may, with a shareholder resolution, make allocations for the voluntary reserve fund.

Article 48	The reserve fund shall be used to recoup any losses or be transferred to the Company’s share capital.
The employee bonus and welfare fund shall be used for the collective welfare of the

Company’s staff.

Article 49	After recouping previous losses, allocating to legal reserve fund and employee bonus and welfare fund, the Company may distribute the remaining profits to the shareholders in accordance with the shareholders’ capital investment ratio.
Chapter XI MERGER AND SPIN-OFF OF THE COMPANY

Article 50	Merger and spin-off of the Company shall have to be resolved and passed at a shareholders meeting.

Article 51	Merger and spin-off of the Company shall proceed in accordance with the procedures set out in Article one hundred and eighty-four and Article one hundred and eighty-five of the Company Law.

Article 52	If there is a reduction in the registered capital, the Company shall prepare a balance sheet and asset list and proceed in accordance with Article one hundred and eighty-six of the Company Law.
Any reduction in registered capital shall not reduce the Company’s registered capital to a level lower than the legal minimum amount.

Article 53	If there is an increase in the registered capital, the shareholders may contribute on a pro rata basis or they may agree upon a new investment contribution ratio.

Article 54	Any changes made as a result of the merger, spin-off, the Company shall register them with Administrative Bureau for Industry and Commerce. In the case where the Company shall be dissolve or new companies to be set up, proper registration must be made in accordance with the law.
Chapter XII. TERM, DISSOLUTION AND LIQUIDATION

Article 55	The term (the “Term”) of the Company shall be twenty years, commencing on the date on which the business license of the Company shall be issued.

Article 56	The term of the Company may be extended as approved by the board of shareholders and by its original examination and approval authority six months before the expiry of the Term. Subject to the approval of its application, the Company shall undertake procedures to register the amendment with the Administrative Bureau for Industry and Commerce.

Article 57	Upon the occurrence of any of the following events, the Company may be dissolved:
(a)	Expiry for the Term, or any other terminating event set out in the Articles;

(b)	Resolution passed by the board of shareholder to dissolve;

(c)	Merger or spin-off that requires the Company to be dissolved;

Upon the occurrence of any of the following events, the Company may be dissolved:

(a)	Order of the government for violating certain laws and regulations;

(b)	Bankruptcy;

Article 58	In the situation where the Company is dissolved as a result of the first 3 events in Article 57, the shareholders should form a liquidation committee within fifteen days. In the situation where the Company is dissolved as a result of the next 2 events in Article 57, the concerned authority and the court shall organize a liquidation committee to dissolve the Company.

Article 59	The liquidation committee shall perform the following duties:
(a)	Conducting an investigation of all the assets and liabilities of the Company and preparing the Company’s balance sheet and list of assets;

(b)	Notifying the creditors and making public announcement;

(c)	Liquidating any remaining businesses;

(d)	Pay-up all the tax;

(e)	Sorting out loan titles and repaying all the debts;

(f)	Dealing with any residual funds after the repayment of the debts;

(g)	Representing the Company in any civil litigation.

Article 60	After the liquidation committee conducts its investigation and compiles the balance sheet and asset list , the liquidation plan shall be prepared and reported to the board of shareholder or the relevant authority. After liquidation, the Company shall settle expense for liquidation, salary for staff and their insurance, unpaid tax and the Company’ s debt.
After paying-up the above items, the remaining fund shall be distributed to Party C to recoup its capital contribution. Any remaining fund after that shall be distributed to shareholders in accordance with their capital ratio.

Article 61	During the liquidation period, the Company shall not engage in new operating activities.

Article 62	The liquidation committee shall apply to the court for declaring bankruptcy at once, if the Company is unable to pay for all debts. After declaring bankruptcy by the court, the liquidation committee shall transfer the liquidation task to the court.

Article 63	After the liquidation, the liquidation committee shall prepare a liquidation report and submit to the board of shareholders or the relevant authority. After confirmation from the board of shareholders or the relevant authority, the liquidation committee shall deregister the Company with the Administrative Bureau for Industry and Commerce.

Article 64	The members of the liquidation committee shall duly perform their responsibilities, and shall not be engaged in corruption, bribery or misappropriation of the assets of the Company. Any liquidation committee member committing a deliberate or material mistake, which leads to losses of the Company or its creditors, shall compensate for such losses.

Chapter XIII. MISCELLANEOUS

Article 65	The Articles is binding on the Company, shareholders, directors, supervisors, and president.

Article 66	The legal representative of all the shareholders or their proxies shall sign and put a chop on the Articles to indicate their acceptance of the clauses in the Articles.

Article 67	The Articles becomes effective from the date on which the business license of the Company shall be issued.

Article 68	The interpretation right of the Articles shall rest with the Board.

Article 69	The Articles has six original signed copies with one set for each shareholder, one set for the Company and the other two set for submitting to the relevant authorities. Each of the originals will be of equal force and effect.
Party A: Beijing COL Network Technology Co., Ltd (signature and chop)
Party B: Tibet Tiantai Investment Management Co., Ltd. (signature and chop)
Party C: Shenzhen Zhongxun Teng Investment Development Co. Ltd. (signature and chop)